Exhibit 10.1

ADVISORY AGREEMENT

This Advisory Agreement (the “Agreement”) is made effective November 18, 2025 (the “Effective Date”), by and between Convergence Strategy Partners., a Wyoming limited liability company whose address is 335 E Linton Blvd, Suite B14 #2074 Delray Beach, FL 33483 (the “Advisor”), and Reliance Global Group Inc., a Florida corporation (the “Company”). The Advisor and the Company are also referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, on or about September 9, 2025, the Board of Directors of the Company (the “Board” and each member thereof, a “Director,” and each a “Director”) approved the formation of a Crypto Advisory Board (the “CAB”) to advise the management and the Board on the ongoing development of the Company’s digital-asset treasury strategy (the “DAT Program”);

WHEREAS, the Company is in need of certain advisory services for purposes of the DAT Program and management of the CAB;

WHEREAS, the Advisor possesses considerable industry knowledge and experience that is valuable to the Company;

WHEREAS, the Advisor has agreed to perform certain advisory services for the Company, including acting as a member and the chairperson of the CAB and to provide strategic advice and introductions on capital market matters, including the services enumerated in Section 1.1 below (collectively, the “Services”); and

WHEREAS, the Advisor, shall have the title: Chairperson of the Crypto Advisory Board.

NOW, THEREFORE, in consideration of the mutual agreements and other premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1 – SCOPE OF WORK.

1.1 Services. The Company shall engage the Advisor to serve as the Chairperson of the CAB (the “Chairperson”) and to provide the services as specified below (the “Services”) for a period of six (6) months from the date hereof (the “Term”). Notwithstanding anything to the contrary, the Services shall not include, or otherwise be deemed to be, the provision of any legal, tax, accounting, or regulatory compliance advice, nor guarantee specific outcomes. All decisions made by the Company, including those resulting from the Services, shall be the sole action and responsibility of the Company’s management and board of directors. The Services shall include the following:

Up to nine (9) one-hour, or eighteen (18) half hour, video calls, in any combination thereof, scheduled on a weekly or monthly basis for a six-month period, at mutually agreed-upon times with reasonable advance notice. Topics will include, but may not be limited to: public company capital markets strategies, investor relations, financing options and strategy, market positioning, PR, and market communications. The Company will move away from a multi-asset strategy in digital assets with the intention of disposing of its Solana holdings. Advisor will provide recommendations on a single-asset digital asset strategy. The Company may elect to accelerate the schedule by “pulling forward” calls, for example, by conducting multiple calls in one month and the remaining in following months, provided all times are mutually agreed upon with reasonable advance notice. At the Company’s request, calls may include participation from the Company’s board members, bankers, investors, PR representatives, or other relevant stakeholders to maximize value.

1

1.2 Standard of Conduct. In rendering the Services during the Term under Agreement, the Advisor shall conform to high professional standards of work and business ethics. The Advisor shall not use materials or equipment of the Company without the prior written consent of the Company.

1.3 Publicity. Neither Party shall use the name, image, likeness, biography or any other identifying characteristics of the other Party, including, for the avoidance of doubt, the Chairperson of the CAB, or advertise, promote, or endorse the Services or the business of such Party in any press release, marketing materials, or other public disclosures without the prior written consent of the named Party.

ARTICLE 2 – LIMITATIONS ON THE SERVICES.

2.1 Limitations on the Services. The Advisor represents and warrants, and the Company acknowledges, that the Advisor is not a licensed securities broker or dealer or a licensed investment advisor. Accordingly, the Advisor shall not, and shall have no authority, express or implied, to:

(a)	Sell any securities of the Company, offer to sell any securities of the Company, or solicit offers to purchase any securities of the Company;
(b)	Negotiate with any prospective purchaser of securities or potential acquirer of the Company on behalf of or as a representative of the Company unless specifically authorized by the Company;
(c)	Make any representations or warranties on behalf of the Company or with respect to the Company or any of the Company’s securities;
(d)	Prepare or disseminate any documentation regarding the Company or any potential investment in or acquisition of the Company, or engage in any general advertising or solicitation with respect to the Company or its securities, unless specifically authorized by the Company;
(e)	Advise any potential investor or potential acquirer regarding any potential investment in or acquisition of the Company or the value of any securities or terms of any proposed transaction;
(f)	Disseminate term sheets, offering documents, business plans or any other Company information unless specifically authorized by the Company;
(g)	Receive or transmit funds to or from potential investors in or acquirers of the Company;
(h)	Execute trades or handle assets on behalf of the Company or perform duties outside the scope of the Services; or

2

(i)	Advise on, assess, receive, solicit, or accept any information regarding, or otherwise assist with, Solana-Related Activities (as defined below), including any treasury strategy, transactions, operations, business development, or investment decisions related to the Solana blockchain, SOL tokens, or projects materially dependent on Solana. The Company shall not request, encourage, or provide the Advisor with any such information. If the Advisor inadvertently receives any such information, the Advisor shall promptly notify the Company and delete/return it without use, and such inadvertent receipt shall not constitute a breach of this Agreement. For purposes hereof, “Solana-Related Activities” means any activities involving the Solana blockchain or SOL, including but not limited to token purchases or sales, staking, validator operations, custody, treasury or liquidity management, lending/borrowing, derivatives, market-making, and material strategic or governance matters of Solana-dependent projects. This Section 2.1(i) is intended to avoid any conflict with the Advisor’s service to a Solana-focused treasury company and shall not be deemed a failure to perform, default, or reduction in compensation.

ARTICLE 3 – INDEPENDENT CONTRACTOR.

3.1 Independent Contractor. The Advisor is an independent contractor and is not an employee, partner, agent, co-venturer, or fiduciary of, or in any other service relationship with, the Company. The Advisor is not authorized to speak for, represent, or obligate the Company in any manner without the prior express written authorization from an officer of the Company. As an independent contractor, Advisor shall:

(a)	Not be subject to the Company’s direct supervision or control with respect to its performance of the Services (except that Advisor may, from time to time, receive generalized instructions from the Company pertaining to the goals to be attained and/or results to be achieved);

(b)	Comply, at Advisor’s own expense, with all provisions of applicable federal, state, and local law relating to terms and conditions required to be fulfilled by independent contractors, including but not limited to all applicable tax and insurance laws and regulations;

(c)	Have complete and sole discretion to determine the method, means, character, sequence, manner, and schedule pursuant to which the Services shall be and are performed (it is understood and agreed that the Company is interested only in the results to be achieved by Advisor under this Agreement);

(d)	Not be eligible to participate in any of the Company’s employee benefit plans, employee pension, health or welfare plans, fringe benefit programs, group insurance arrangements, workers’ compensation insurance, or other similar plans, programs, or arrangements maintained by the Company for the benefit of its employees, and Advisor shall not claim that it is or was eligible for, or entitled to, any benefits under any such plan, program, or arrangement;

3

(e)	Not seek, and shall have no right to receive, unemployment compensation benefits based upon the termination of this Agreement or its engagement by the Company hereunder;

(f)	Not receive any statutory benefit that the Company makes available to its employees, including but not limited to workers’ compensation, Social Security, or unemployment compensation coverage; and

(g)	Be solely responsible, to the extent required by applicable law, rule, or regulation or as requested by the Company, for securing its own disability, unemployment compensation, general liability, and/or other insurance, and for obtaining workers’ compensation insurance and training, for itself and others, as necessary.

3.2 Taxes. The Advisor shall be responsible for taxes arising from compensation pursuant to Section 4.1 and shall be responsible for all payroll taxes and fringe benefits of the Advisor’s employees. Neither federal, nor state, nor local income tax, nor payroll tax of any kind, shall be withheld or paid by the Company on behalf of the Advisor or its employees. The Advisor understands that it is required to pay, according to applicable law, the Advisor’s taxes and the Advisor shall, when reasonably requested by the Company, properly document to the Company that any and all federal and state taxes have been paid. All reimbursements pursuant to Section 4.3 below are not and shall not be reported to the Internal Revenue Service as taxable income.

ARTICLE 4 – COMPENSATION.

4.1 Compensation. As compensation for the Services, the Company shall issue to the Advisor (or the Designated Individual, determined in the sole discretion of the Advisor) an aggregate of four hundred fifty thousand (450,000) shares of the Company’s common stock (the “Advisory Shares”), which shall be considered earned as of the date hereof, 315,000, or 70%, of which shall be issuable or issued as soon as practicable following the execution of this Agreement (the “Initial Advisory Shares”). The remainder, equal to 135,000, or 30% (the “Subsequent Advisory Shares” and together with the Initial Advisory Shares, the “Advisory Shares”), shall be issued, on the last day of the term of this Agreement (or as soon as practicable thereafter), unless this Agreement is terminated for Cause pursuant to Section 5.2 herein, in which case, such Subsequent Advisory Shares shall be forfeited. The Advisory Shares shall be considered fully paid as of the effective date and when issued shall be duly authorized, validly issued and non-assessable shares of the Company’s Common Stock, The Advisory Shares shall be credited to the Advisor’s book-entry account with the Company’s transfer agent within five (5) Business Days of issuance and will initially bear customary restrictive legends under the Securities Act and applicable state securities laws (including book-entry notations), which legends the Company shall cause to be removed as and when permitted by law, including upon effectiveness of a registration statement covering resale of the Advisory Shares or satisfaction of the requirements of Rule 144, subject to the transfer agent’s receipt of customary documentation. The Parties acknowledge that to the extent Blake Janover, President of the Advisor (the “President”) accepts any Advisory Shares, it is solely in that capacity, incurring no additional duties or liabilities. All representations, covenants, and indemnities in this Agreement remain those of the Advisor only, and the President shall have no personal liability therefor.

4

4.2 Registration Rights. The Company shall, at its sole expense, grant one piggyback registration right to the Advisory Shares for inclusion in any registration statement to be filed under the Securities Act, to the extent there is no objection to these piggyback rights by the primary selling security holder/s in the registration statement. Upon effectiveness of such registration, the Company shall promptly cause the removal of any restrictive legends on the Advisory Shares upon resale and in compliance with all security and regulatory laws and requirements.

4.3 Expenses. The Company shall reimburse the Advisor for all reasonable travel expenses and other reasonable out-of-pocket expenses incurred in connection with the provision of the Services hereunder, provided that appropriate support is attached to each reimbursement request, and all such expenses must be pre-approved in writing by the Company. Such expenses will be reimbursed by wire transfer of immediately available funds promptly upon the request of the Advisor (but in any case, no later than ten (10) business days following such request) to the account designated by the Advisor to the Company. Unless requested by the Company, in no event shall the Advisor submit its expenses to the Company more often than monthly.

4.4 Acceptance in Representative Capacity; No Personal Liability. The Parties acknowledge that to the extent the President, Blake Janover (“Designated Individual”), accepts, receives, or holds any Advisory Shares or other consideration contemplated herein, individually, he does so solely in his capacity as President of the Advisor (or as a nominee or designee of the Advisor), and incurs no additional duties or liabilities to the Company, its affiliates, or any other person by reason thereof. All representations, covenants, and indemnities in this Agreement are those of the Advisor only, and the President shall have no personal liability therefor. The Advisor and Designated Individual shall have sole discretion over where any compensation is delivered.

4.5 Representations and Warranties. The Company represents and warrants to the Advisor that the following statements are true and correct as of the Effective Date: (a) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of its incorporation with full power and authority to carry on its business as it is being conducted and to own, operate and lease its properties and assets; (b) the execution, delivery and performance by the Company of this Agreement and the documents delivered hereunder, and the consummation of the transactions contemplated hereby do not and will not (i) violate or conflict with the certificate of incorporation (or similar incorporation document), bylaws or other organizational documents of the Company, (ii) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company; or (iii) result in the creation or imposition of any Encumbrance (as defined below) on the Advisory Shares or any Equity Award; (c) the Advisory Shares and any Equity Award (i) have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Company, and has good and valid title to such Advisory Shares and any Equity Award free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (“Encumbrances”) and (ii) are not the subject of any bankruptcy, reorganization or similar proceeding by the Company; and (d) upon consummation of the transactions contemplated by this Agreement, Buyer shall own the Advisory Shares, free and clear of all Encumbrances.

5

4.6 Shareholder Approval. To the extent the issuance of the Advisory Shares or any compensation under this Agreement requires shareholder approval (pursuant to applicable law, stock exchange rules, the Company’s governing documents, or otherwise), the Company shall use its best efforts to obtain such approval as promptly as reasonably practicable after the Effective Date. If such approval is not obtained within six (6) months after the Effective Date (which period may be extended by mutual written agreement of the Advisor and the Company), the Company shall instead pay the Advisor a cash amount equal to the fair market value of the shares that would otherwise have been issued. Such fair market value shall be determined based on the closing price of the Company’s common stock on the principal national securities exchange or quotation system on which it is then listed or quoted as of the Effective Date. The cash payment shall be made within thirty (30) days after the earliest of the expiration of the six (6)-month period, shareholder denial, or determination that the shares cannot be issued, and shall be subject to the same terms (including vesting, forfeiture, and achievement conditions) as would have applied to the shares.

ARTICLE 5 – TERM AND TERMINATION.

5.2 Termination. This Agreement shall terminate (a) automatically upon expiration of the Term; or (b) by either Party, for any reason or no reason, upon thirty (30) days’ prior written notice to the other Party. Such termination shall not affect the Advisor’s right to retain the “Initial Advisory Shares” issued pursuant to Section 4.1, which shall be deemed fully earned and irrevocably vested upon the execution of this Agreement. The “Subsequent Advisory Shares” shall be forfeited (automatically and without further action) in the event the Advisor terminates this Agreement other than for Good Cause, or if the Company terminates this Agreement for Cause before the end of the six (6) month term.

(a) Definition of Cause (by the Company). “Cause” means the Company’s termination of this Agreement due to the Advisor’s: (i) willful misconduct, gross negligence, or willful failure to perform material duties under this Agreement after written notice specifying the breach and a ten (10) business day opportunity to cure (if curable); (ii) material breach of this Agreement, the Statement of Work, or any written Company policy applicable to the Advisor (including confidentiality, conflicts, and fiduciary duties), after written notice and the same ten (10) business day cure period (if curable); (iii) indictment for, plea of guilty or nolo contendere to, or conviction of, a felony or any crime involving fraud, dishonesty, or moral turpitude; (iv) fraud, embezzlement, misappropriation, or material dishonesty with respect to the Company or its affiliates; (v) breach of fiduciary duty to the Company in the Advisor’s role as Chairperson of the Crypto Advisory Board; or (vi) loss of, or bar from, any regulatory, professional, or self-regulatory status reasonably required to perform the services (and not promptly remedied by reassignment of duties acceptable to the Company).

(b) Definition of Good Cause (by the Advisor). “Good Cause” means the Advisor’s termination of this Agreement due to: (i) the Company’s material breach of this Agreement or the Statement of Work that remains uncured ten (10) business days after written notice specifying the breach; (ii) the Company’s direction to engage in unlawful conduct or conduct that would violate the Advisor’s professional or fiduciary duties; (iii) a material, adverse change in the scope of services, authority, or resources that materially impairs the Advisor’s ability to perform the agreed services, which remains uncured after the same ten (10) business day notice period; or (iv) nonpayment of any undisputed amounts owed to the Advisor under this Agreement for thirty (30) days past due after written notice.

6

5.3 Survival. The provisions of Articles 4, 5, 6, 8, 9, and 10 of this Agreement shall survive the Term and termination of this Agreement and remain in full force and effect in accordance with such terms thereafter.

ARTICLE 6 – CONFIDENTIAL INFORMATION.

6.1 Obligation of Confidentiality. In performing the Services under this Agreement, the Advisor may be exposed to and will be required to use certain “Confidential Information” (as hereinafter defined) of the Company. The Advisor agrees that the Advisor will not and the Advisor’s employees, agents or representatives will not, use, directly or indirectly, such Confidential Information for any purpose other than providing the Services and will not use for the benefit of any person, entity or organization other than the Company, or disclose such Confidential Information without the written authorization of the Company, either during or after the Term of this Agreement, for as long as such information retains the characteristics of Confidential Information.

6.2 Definition. “Confidential Information” means information, not generally known, and proprietary to the Company or to a third party for whom the Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, processes, formulas, source codes, plans, devices or material, research and development, proprietary software, analysis, techniques, materials or designs (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of the Company, any vendor names, customer and supplier lists, databases, management systems and sales and marketing plans of the Company, any confidential development or research work of the Company, or any other confidential information or proprietary aspects of the business of the Company. All information which the Advisor acquires or becomes acquainted with during the Term of this Agreement, whether developed by the Advisor or by others, which the Advisor has a reasonable basis to believe to be Confidential Information, or which is treated by the Company as being Confidential Information, shall be presumed to be Confidential Information. Confidential Information does not include information that (i) is or later becomes available to the public through no breach of this Agreement by the recipient; (ii) is obtained by the recipient from a third party who had the legal right to disclose the information to the recipient; (iii) is already in the possession of the recipient as of the Effective Date; or (iv) is required to be disclosed by law, government regulation, or court order.

6.3 MNPI

(a) The Advisor acknowledges it will receive material non-public information regarding the Company (“MNPI”) and will comply with the Company’s insider trading policies. The Company is entitled to injunctive relief for any breach, in addition to other remedies. The Advisor shall indemnify, defend and hold harmless the Company and its affiliates and their directors, officers, employees and agents from and against all losses, liabilities, damages, fines, penalties, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to any breach of this Section or any trading, tipping or misuse of MNPI by the Advisor or any Advisor Person. These obligations survive termination of this Agreement.

7

6.4 Property of the Company. The Advisor agrees that all plans, manuals and specific materials developed by the Advisor on behalf of the Company in connection with the Services rendered under this Agreement, are and shall remain the exclusive property of the Company. Promptly upon the expiration or termination of this Agreement, or upon the request of the Company, the Advisor shall return to the Company or destroy all documents and tangible items provided to the Advisor or created by the Advisor for use in connection with the Services to be rendered hereunder, including without limitation all Confidential Information, together with all copies and abstracts thereof.

ARTICLE 7 – NON– SOLICITATION.

7.1 Non-Solicitation. The Advisor covenants and agrees that during the Term of this Agreement, the Advisor will not, directly or indirectly, through an existing corporation, unincorporated business, affiliated party, successor employer, or otherwise, solicit, hire or otherwise contact for services, other than on behalf of the Company, any known employee or independent contractor employed by the Company while the Advisor is performing the Services for the Company; provided, that the foregoing restriction shall not apply to any generalized searches by use of an advertising agency or recruiting efforts that are not specifically targeted at the Company’s employees or independent contractors or soliciting or hiring any employee or independent contractor that is no longer employed by the Company.

ARTICLE 8 – DISPUTE RESOLUTION.

8.1 Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement, including its breach, termination, or validity, shall be resolved by binding arbitration administered by the American Arbitration Association (AAA) under its Commercial Arbitration Rules. The arbitration shall be conducted by a single arbitrator in Boca Raton, Florida or such other location as mutually agreed between the Parties. The arbitrator’s award shall be final and binding, and judgment may be entered thereon in any court of competent jurisdiction.

ARTICLE 9 – INDEMNIFICATION; LIMITATION OF LIABILITY.

9.1 (a) Company Indemnity. The Company shall indemnify and hold harmless the Advisor and its affiliates, and their respective directors, officers, employees, agents and permitted successors and assigns (collectively, the “Advisor Indemnitees”) from and against any third-party claims, actions, suits or proceedings, and all related losses, damages, fines, penalties, judgments, awards, settlements, and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) to the extent arising out of: (i) the Company’s breach of this Agreement; (ii) the Company’s information, instructions or materials provided for the Services; or (iii) the gross negligence, willful misconduct or fraud of the Company or its personnel in connection with this Agreement; except to the extent such Losses are caused by the gross negligence, willful misconduct or fraud of any Advisor Indemnitee.

8

(b) Advisor Indemnity. The Advisor shall indemnify and hold harmless the Company, its affiliates, and their respective directors, officers, employees, and agents (collectively, the “Company Indemnitees”) from and against Losses to the extent arising out of: (i) the Advisor’s breach of this Agreement; or (ii) the gross negligence, willful misconduct or fraud of the Advisor or its personnel in connection with this Agreement; except to the extent such Losses are caused by the gross negligence, willful misconduct or fraud of any Company Indemnitee.

(c) Procedures. The party seeking indemnification (the “Indemnified Party”) shall give the other party (the “Indemnifying Party”) prompt written notice of any third-party claim for which indemnification is sought (a “Claim”); provided that a failure to give prompt notice shall not relieve the Indemnifying Party of its obligations except to the extent it is materially prejudiced thereby. The Indemnifying Party shall have the right to assume the defense of the Claim with counsel reasonably acceptable to the Indemnified Party; the Indemnified Party may participate with its own counsel at its own expense, except that the Indemnifying Party shall pay such expense if (x) there is a conflict of interest that prevents joint representation, (y) the Indemnifying Party fails to diligently defend, or (z) the Indemnifying Party authorizes separate counsel in writing.

(d) Settlement. The Indemnifying Party may not settle any Claim without the Indemnified Party’s prior written consent unless the settlement (i) provides a full and unconditional release of the Indemnified Party from all liability with respect to the Claim, (ii) contains no admission of fault by the Indemnified Party, and (iii) imposes no non-monetary obligations on the Indemnified Party.

(e) Timing of Payment; Final Resolution. No indemnity payment shall be due until the earlier of: (i) a final, non-appealable judgment with respect to the Claim; or (ii) a settlement of the Claim that complies with Section (d). Following such final resolution, the Indemnifying Party shall pay the amount of Losses for which it is responsible within 30 days of receipt of reasonable supporting documentation. For clarity, the Indemnifying Party shall have no “pay on demand” obligation and no obligation to advance fees or expenses, except to the extent expressly agreed in writing.

(f) Proportionate Fault; No Duplication. Indemnification shall be proportionate to each party’s responsibility. There shall be no duplication of recovery, including to the extent amounts are recovered from insurance or a third party. Each party shall use commercially reasonable efforts to mitigate Losses.

(g) Exclusions; Limitations. Neither party shall be liable for incidental, consequential, special or punitive damages (including lost profits or diminution in value) under this Section, except to the extent such damages are payable to a third party in connection with a Claim. Nothing herein limits the parties’ rights to seek injunctive or equitable relief for breach of confidentiality or misuse of MNPI.

(h) Survival. The obligations in this Section survive termination or expiration of this Agreement.

9

9.2 Limitations of Liability

(a) No Special Damages (Mutual). To the maximum extent permitted by law, neither party shall be liable to the other for any indirect, incidental, special, exemplary, consequential, or punitive damages, or for lost profits, revenues, goodwill, or data, however caused and under any theory of liability, arising out of or relating to this Agreement.

(b) Aggregate Cap. Except as otherwise provided under section 9.2(c), each party’s aggregate liability to the other arising out of or relating to this Agreement shall not exceed the fees paid or payable to the Advisor under this Agreement (the “Liability Cap”).

(c) Carve-Outs. The limitations in Sections (a) and (b) do not apply to: (i) a party’s gross negligence, willful misconduct, or fraud; (ii) a party’s breach of confidentiality or misuse of MNPI; (iii) each party’s indemnification obligations for third-party claims under this Agreement (subject to proportionate fault and other terms of the indemnification section); (iv) the Company’s obligation to pay undisputed fees and expenses owed to the Advisor; or (v) a party’s infringement or misappropriation of the other party’s intellectual property (if applicable).

(d) Equitable Relief. Nothing in this Section limits either party’s right to seek injunctive or other equitable relief.

(e) Basis of the Bargain. The parties agree these limitations are a fundamental allocation of risk and apply notwithstanding any failure of essential purpose of any limited remedy.

ARTICLE 10 – GENERAL PROVISIONS.

10.1 Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable in any respect by any court or arbitrator of competent jurisdiction, such provision shall be severed and shall not affect the validity or enforceability of the remaining provisions of this Agreement.

10.2 Governing Law; Attorneys’ Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In the event of a dispute between the Parties related to the subject matter herein, the prevailing Party is entitled to recover reasonable attorneys’ fees, costs, and expenses incurred with respect to such dispute, including the cost of arbitration.

10.3 Entire Agreement. This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the Parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral.

10.4 Modification. No modification, amendment, termination or attempted waiver of this Agreement, or any provision thereof, shall be valid unless in writing signed by the Party against whom the same is sought to be enforced.

10

10.5 Waiver of Breach. The waiver by a Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other or subsequent breach by the Party in breach.

10.6 Successors and Assigns. This Agreement may only be Assigned by Advisor with the prior written consent of Company and may only be Assigned by the Company with the prior written consent of the Advisor. Any assignment or transfer made in violation of this Section 10.6 shall be null and void. The benefits and obligations of this Agreement shall be binding upon and inure to the Parties hereto, their successors and assigns. Notwithstanding the foregoing, Advisor may assign its right, title and interest in any and all of the Advisory Fees, Advisory Shares or any Equity Award without the prior written consent of the Company.

10.7 Cooperation. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

10.8 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax or email (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the Party to be notified at such Party’s address as set forth in the signature pages hereto, or at such other address as any Party may designate by ten (10) days’ advance written notice to the other Party.

10.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

11

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

COMPANY:

RELIANCE GLOBAL GROUP, INC.

By:
Name:	Ezra Beyman
Title:	Chief Executive Officer
Address:	300 Blvd. of the Americas, Suite 105 Lakewood, NJ 08701

ADVISOR:

CONVERGENCE STRATEGY PARTNERS, LLC

By:
Name:	Blake Janover
Title:	President
Address:	335 E Linton Blvd, Suite B14 #2074 Delray Beach, FL 33483

Signature Page

to

Advisory

Agreement